Exhibit 99.1
News Release
Valero GP Holdings, LLC Announces Pricing of Initial Public Offering
SAN ANTONIO, Jul 13, 2006 (BUSINESS WIRE) — Valero GP Holdings, LLC (NYSE:VEH), the owner of the general partner of Valero L.P. (NYSE:VLI), announced today the pricing of its initial public offering of 17.25 million of its units representing limited liability company interests at $22.00 per unit. All of the units being sold are offered by subsidiaries of Valero Energy Corporation (NYSE:VLO). Valero GP Holdings, LLC will not receive any proceeds from this offering.
The units will begin trading tomorrow on the New York Stock Exchange under the symbol “VEH.” The initial public offering of 17.25 million units represents a 40.6 percent interest in Valero GP Holdings, LLC. A subsidiary of Valero Energy has granted the underwriters a 30-day option to purchase up to an additional 2.5875 million units at the same price to cover over-allotments, if any. The offering is expected to close on or about July 19, 2006.
Lehman Brothers Inc. is acting as sole book-running and lead manager. In addition, Citigroup Global Markets Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC, A.G. Edwards & Sons, Inc., Wachovia Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets, a division of McDonald Investments, Inc., Raymond James & Associates, Inc., Oppenheimer & Co. Inc., Petrie Parkman & Co., Inc. and Sanders Morris Harris Inc. are acting as co-managers for the offering.
This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities. Any offer will be made only by means of the prospectus. A copy of the final prospectus relating to the offering may be obtained when available from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: monica_castillo@adp.com, or from any of the other underwriters.
Valero GP Holdings, LLC owns the general partner of and a 21.4 percent limited partner interest in Valero L.P. A publicly traded limited partnership based in San Antonio, Valero L.P. operates independent terminals and petroleum liquids pipeline systems in the United States and also operates terminals in the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s assets include 9,243 miles of pipeline, 88 terminal facilities and 60 crude oil storage tanks with an aggregate storage capacity of approximately 77 million barrels. For more information, please visit www.valerolp.com.
SOURCE: Valero GP Holdings, LLC
Valero GP Holdings, LLC, San Antonio
Media, Mary Rose Brown, Senior Vice President,
Corporate Communications: 210-345-2314
or
Investors, Mark Meador, Manager,
Investor Relations: 210-345-2895